                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*



                             Informatica Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    45666Q102
-------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                               Page 1 of 16 Pages

-------------------                                           ------------------
CUSIP NO. 45666Q102                     13G                   PAGE 2 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Parvest U.S. Partners II C.V.
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Netherlands Antilles
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 609,879 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 0 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                609,879 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          609,879
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.3%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                      *   SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 45666Q102                     13G                   PAGE 3 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Partech U.S. Partners III C.V.
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Netherlands Antilles
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 609,880 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 0 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                609,880 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          609,880
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.3%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                      *   SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 45666Q102                     13G                   PAGE 4 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Axa U.S. Growth Fund, LLC.
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          Cayman Islands
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 106,666 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 0 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                106,666 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          106,666
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.9%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                      *   SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 45666Q102                     13G                   PAGE 5 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          PARALLEL CAPITAL I LLC
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          CAYMAN ISLANDS
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 6,667 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 0 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                6,667 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,667
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.06%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                      *   SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 45666Q102                     13G                   PAGE 6 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          PARALLEL CAPITAL II LLC
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          CAYMAN ISLANDS
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 6,667 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 0 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                6,667 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          6,667
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.06%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                      *   SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 45666Q102                     13G                   PAGE 7 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          VINCENT R. WORMS
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          UNITED STATES
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 54,485 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 1,714,375 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                54,485 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               1,714,375 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,768,860
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          15.2%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------
                      *   SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 45666Q102                     13G                   PAGE 8 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          THOMAS G. MCKINLEY
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          UNITED STATES
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 28,156 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 1,644,022 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                28,156 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               1,644,022 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,672,178
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          14.4%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------
                      *   SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                           ------------------
CUSIP NO. 45666Q102                     13G                   PAGE 9 OF 16 PAGES
-------------------                                           ------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          U.S. GROWTH FUND PARTNERS C.V.
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          NETHERLANDS ANTILLES
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 170,000 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 0 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                170,000 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          170,000
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.5%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 45666Q102                     13G                  PAGE 10 OF 16 PAGES
-------------------                                          -------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          MULTINVEST LLC
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          CAYMAN ISLANDS
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 70,728 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 0 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                70,728 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          70,728
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.6%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 45666Q102                     13G                  PAGE 11 OF 16 PAGES
-------------------                                          -------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          PARTECH INTERNATIONAL SALARY
          DEFERRAL PLAN
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          UNITED STATES
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 9,576 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 0 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                9,576 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,576
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.08%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          EP
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 45666Q102                     13G                  PAGE 12 OF 16 PAGES
-------------------                                          -------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          VENDOME CAPITAL LLC
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          UNITED STATES
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 53,959 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 0 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                53,959 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          53,959
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.5%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          PN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------                                          -------------------
CUSIP NO. 45666Q102                     13G                  PAGE 13 OF 16 PAGES
-------------------                                          -------------------

-------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
          ALMANORI LIMITED
-------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)  [ ]
                                                                        (b)  [X]
-------------------------------------------------------------------------------
   3      SEC USE ONLY
-------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          BRITISH VIRGIN ISLANDS
-------------------------------------------------------------------------------
                        5      SOLE VOTING POWER
     NUMBER OF                 124,312 shares
      SHARES           --------------------------------------------------------
    BENEFICIALLY        6      SHARED VOTING POWER
      OWNED BY                 0 shares
        EACH           --------------------------------------------------------
     REPORTING          7      SOLE DISPOSITIVE POWER
    PERSON WITH                124,312 shares
                       --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER
                               0 shares
-------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          124,312
-------------------------------------------------------------------------------
  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*                                                            [ ]
-------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.1%
-------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*
          CO
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                             PAGE 14 OF 16 PAGES

ITEM 4. OWNERSHIP

        The following information with respect to the ownership of Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

            (a) Amount beneficially owned:

                See Row 9 of cover page for each Reporting Person.

            (b) Percent of Class:

                See Row 11 of cover page for each Reporting Person.

            (c) Number of shares as to which such person has:


                    (i)   Sole power to vote or to direct the vote:

                          See Row 5 of cover page for each Reporting Person.

                    (ii)  Shared power to vote or to direct the vote:

                          See Row 6 of cover page for each Reporting Person.

                    (iii) Sole power to dispose or to direct the disposition of:

                          See Row 7 of cover page for each Reporting Person.

                    (iv) Shared power to dispose or to direct the disposition of:

                          See Row 8 of cover page for each Reporting Person.

                                                             PAGE 15 OF 16 PAGES


ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

               If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6. OWNERSHIP OF MORE THAN 5% ON BEHALF OF ANOTHER PERSON The following have the right to receive or the power to direct the receipt of dividends from or the proceeds from the sale of, such securities: Par V.V.O.F., PAX V, LLC, Madeline U.S. Partners C.V. 46th Parallel LLC, ParVenture Japan Managers LLC, Thomas G. McKinley, Vincent Worms

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY N/A

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP N/A

ITEM 9.        NOTICE OF DISSOLUTION OF THE GROUP N/A

ITEM 10. CERTIFICATION By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction have such purposes or effect.

                                                             PAGE 16 OF 16 PAGES


                                   SIGNATURES

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2000


                                        /s/ Thomas G. McKinley
                                        ---------------------------------------
                                        Thomas G. McKinley on behalf of Parvest
                                        U.S. Partners II C.V, Partech U.S.
                                        Partners III C.V., Axa U.S. Growth Fund,
                                        LLC., U.S.Growth Fund Partners C.V.,
                                        Parallel Capital I LLC, Parallel Capital
                                        II LLC, Multinvest, LLC and Vendome
                                        Capital LLC, in his capacity as a
                                        general partner, and Partech
                                        International Salary Deferral Plan in
                                        his capacity as Trustee

                                        /s/ Vincent Worms
                                        ---------------------------------------
                                        Vincent R. Worms on behalf on behalf of
                                        Parvest U.S. Partners II C.V, Partech
                                        U.S. Partners III C.V., Axa U.S. Growth
                                        Fund, LLC., U.S.Growth Fund Partners
                                        C.V., Parallel Capital I LLC, Parallel
                                        Capital II LLC, Multinvest, LLC , in his
                                        capacity as a general partner and
                                        Almanori Limited in his capacity as
                                        Attorney-in-fact